Exhibit 21.1

Subsidiaries of Rightside Group, Ltd.

Subsidiaries	Jurisdiction

Acquire This Name, Inc.	Nevada
Beijing United TLD Tech Co., Ltd.	China
Domain Protection Services, Inc.	Nevada
DomainSite, Inc.	Nevada
DMIH Limited	Ireland
Hot Media, Inc.	Delaware
Mobile Name Services Incorporated	Nevada
Name.com, Inc.	Nevada
Name.com Canada Corp.	Nova Scotia
Name.net, Inc.	Nevada
Name104, Inc.	Nevada
Name105, Inc.	Nevada
Name106, Inc.	Nevada
Name107, Inc.	Nevada
Name108, Inc.	Nevada
Name109, Inc.	Nevada
Name110, Inc.	Nevada
Name111, Inc.	Nevada
Name112, Inc.	Nevada
Name113, Inc.	Nevada
Name114, Inc.	Nevada
Name115, Inc.	Nevada
Name116, Inc.	Nevada
Name117, Inc.	Nevada
Name118, Inc.	Nevada
Name119, Inc.	Nevada
Name120, Inc.	Nevada
Name121, Inc.	Nevada
Name122, Inc.	Nevada
Name123, Inc.	Nevada
Name124, Inc.	Nevada
Rightside Canada, Inc.	Canada
Rightside Domains Europe Limited	Ireland
Rightside Operating Co.	Delaware
Sipence, Incorporated	Nevada
United TLD Holdco Ltd.	Cayman Islands
Vedacore.com, Inc.	Nevada